Exhibit 99.1

Hanesbrands Inc

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-4400

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130

HANESBRANDS INC. REPORTS FIRST-QUARTER 2009 RESULTS

WINSTON-SALEM, N.C. (April 27, 2009) – Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported first-quarter 2009 results.

Earnings per diluted share in the quarter decreased to a loss of $0.20. Excluding actions, non-GAAP earnings per diluted share were $0.03, down $0.39 from a year ago amid tight cost control but lower sales. Total net sales decreased by 13 percent to $857.8 million, as expected due to conditions in the retail marketplace.

“Our overall results were in line with our expectations and were significantly impacted by the economic recession,” Hanesbrands Chairman and Chief Executive Officer Richard A. Noll said. “Sales declined in the quarter at a rate consistent with what we had communicated to investors, and we tightly controlled expenses to mitigate the impact of reduced consumer spending. The second quarter looks as if both the sales and operating profit rate of decline could improve.”

Noteworthy Financial Highlights

Selected highlights for the quarter ended April 4, 2009, compared with the year-ago quarter ended March 29, 2008, include:

•	Earnings per diluted share in the quarter swung to a loss of $0.20, from a profit of $0.38 a year ago. Non-GAAP diluted EPS, which excludes actions, decreased to $0.03, from $0.42 a share a year ago.

•

Total net sales in the quarter decreased by $130 million to $857.8 million, from $987.8 million a year-ago. Sales declined in each segment, with a single-digit decline in the Innerwear segment and double-digit declines in the Outerwear, International and Hosiery segments.

In the first quarter, the Innerwear sales decline of 6 percent was less severe than the 11 percent decline in the fourth quarter 2008. As expected, the Outerwear sales decline of 21 percent was more severe than the 8 percent decline in the fourth quarter, primarily due to lower casualwear sales in the retail and wholesale channels. Based on advanced booked sales, the company expects improvement in the sales decline rate for the Outerwear segment to a decline in the mid-single digits in the third quarter.

Hanesbrands Inc. Reports First-Quarter 2009 Results – Page 2

Hosiery products continue to be more adversely impacted by reduced consumer discretionary spending than other apparel categories. Hosiery segment sales declined by 21 percent in the first quarter, similar to the decline in the fourth quarter. The decline in International segment sales accelerated from 9 percent in the fourth quarter to 21 percent as the impact of the recession intensified overseas and the dollar strengthened against foreign currencies.

“Retailers are still experiencing soft sell-through but are beginning to loosen inventory constraints,” Noll said. “We have secured or are in the process of securing an incremental $75 million to $90 million of promotional and new-product programs that will ship in the second through fourth quarters. Given all of this, we may see improvements in the second-quarter sales rate with total sales potentially declining in the single digits. For the full year, the sales scenarios that we depicted in our February investor day meeting still remain intact.”

•	GAAP operating profit was $16.0 million in the quarter, compared with $87.8 million a year ago. The quarter included $24.4 million in restructuring and related charges.

Excluding actions, non-GAAP operating profit declined to $40.7 million and the operating profit margin declined to 4.7 percent, as a result of lower sales volume, higher commodity costs and higher pension costs, partially offset by increased product pricing and lower other selling, general and administrative expenses. As a percent of sales, SG&A excluding actions was 26 percent, comparable to the year-ago quarter.

(Diluted EPS excluding actions, operating profit excluding actions, operating profit margin excluding actions, and SG&A excluding actions are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the current or year-ago quarter were restructuring and related charges, spinoff-related expenses, other expenses, and the tax effect on these items. See Table 4 for details and reconciliation with reported operating results consistent with generally accepted accounting principles.)

Other Comments

In March, Hanesbrands announced that it amended its first-lien credit agreement with debt holders to delay the covenant’s most restrictive debt-leverage ratio from the fourth quarter 2009 until the third quarter 2011.

Based on its cash-flow expectations, the company reiterates its goal to reduce its long-term debt by at least $300 million in 2009 and its goal to reduce its year-end inventory by $150 million.

After assessing product demand modeling, the company has decided to start production Oct. 12, 2009, at its new Nanjing, China, knit textile manufacturing plant. The plant is the company’s first company-owned fabric manufacturing facility in Asia and will support the company’s product sewing operations in Southeast Asia.

Hanesbrands Inc. Reports First-Quarter 2009 Results – Page 3

The company also announced today that it will continue to exercise tight cost controls in light of the economic environment and will lay off 250 management employees. The company expects to incur restructuring and related charges, including severance costs, totaling approximately $15 million, primarily in the second quarter of fiscal 2009.

“So far, this year is unfolding as we thought,” Noll said. “We are conservatively managing costs and inventory while we continue execution of our key strategies, including debt reduction of $300 million this year.”

Webcast Conference Call

Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands Web site. A telephone playback will be available from approximately 7 p.m. EDT today until midnight on May 4, 2009. The replay will be available by calling toll-free (800) 642-1687, or by toll call at (706) 645-9291. The replay pass code is 94466907.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to execute our consolidation and globalization strategy, including migrating our production and manufacturing operations to lower-cost locations around the world; our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply chain sources; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; our debt and debt service requirements that restrict our operating and financial flexibility, and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; failure to protect against dramatic changes in the volatile market price of cotton; the impact of increases in prices of other materials used in our products and increases in other costs; our ability to effectively manage our inventory and reduce inventory reserves; retailer consolidation and other changes in the apparel essentials industry; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2008

Hanesbrands Inc. Reports First-Quarter 2009 Results – Page 4

Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Hanesbrands Inc.

Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 45,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.

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TABLE 1

HANESBRANDS INC.

Condensed Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended		% Change
	April 4, 2009	March 29, 2008
Net sales:
Innerwear	$513,814	$543,730
Outerwear	214,907	272,205
International	83,202	104,636
Hosiery	52,772	66,741
Other	2,643	11,121

Total segment net sales	867,338	998,433
Less: Intersegment	9,497	10,586

Total net sales	857,841	987,847	-13.2%

Cost of sales	599,965	642,883

Gross profit	257,876	344,964	-25.2%
As a % of net sales	30.1%	34.9%

Selling, general and administrative expenses	223,238	254,612
As a % of net sales	26.0%	25.8%

Restructuring	18,671	2,558

Operating profit	15,967	87,794	-81.8%
As a % of net sales	1.9%	8.9%

Other expenses	3,946	—
Interest expense, net	36,800	40,394

Income (loss) before income tax expense (benefit)	(24,779)	47,400

Income tax expense (benefit)	(5,451)	11,376

Net income (loss)	$(19,328)	$36,024	NM

Earnings (loss) per share:
Basic	$(0.20)	$0.38
Diluted	$(0.20)	$0.38	NM

Weighted average shares outstanding:
Basic	94,493	94,344
Diluted	94,493	95,610

TABLE 2

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	April 4, 2009	January 3, 2009
Assets
Cash and cash equivalents	$31,669	$67,342
Trade accounts receivable, net	424,759	404,930
Inventories	1,301,242	1,290,530
Other current assets	339,291	347,523

Total current assets	2,096,961	2,110,325

Property, net	620,786	588,189
Intangible assets and goodwill	466,530	469,445
Other noncurrent assets	380,667	366,090

Total assets	$3,564,944	$3,534,049

Liabilities
Accounts payable and accrued liabilities	$580,609	$640,910
Notes payable	70,528	61,734
Accounts receivable securitization	223,912	45,640

Total current liabilities	875,049	748,284

Long-term debt	2,042,930	2,130,907
Other noncurrent liabilities	461,858	469,703

Total liabilities	3,379,837	3,348,894

Equity	185,107	185,155

Total liabilities and equity	$3,564,944	$3,534,049

TABLE 3

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Quarter Ended
	April 4, 2009	March 29, 2008
Operating Activities:
Net income (loss)	$(19,328)	$36,024
Depreciation and amortization	24,050	26,264
Other noncash items	12,096	4,434
Changes in assets and liabilities, net	(74,794)	(86,203)

Net cash used in operating activities	(57,976)	(19,481)

Investing Activities:
Purchases of property and equipment, net	(55,266)	(20,510)

Financing Activities:
Net borrowings on notes payable, debt, stock repurchases and other	78,270	(13,740)

Effect of changes in foreign currency exchange rates on cash	(701)	288

Decrease in cash and cash equivalents	(35,673)	(53,443)

Cash and cash equivalents at beginning of year	67,342	174,236

Cash and cash equivalents at end of period	$31,669	$120,793

TABLE 4

HANESBRANDS INC.

Supplemental Financial Information

(Amounts in thousands, except per-share amounts)

(Unaudited)

Reconciliation of Reported Operating Results with Certain Information Excluding Actions

	Quarter Ended
	April 4, 2009	March 29, 2008
A. Excluding actions data

Gross profit	$263,462	$347,522
SG&A	$222,782	$253,969
Operating profit	$40,680	$93,553
Net income	$3,026	$40,401
Earnings per diluted share	$0.03	$0.42
Weighted average diluted shares outstanding	94,936	95,610

As a % of net sales
Gross profit	30.7%	35.2%
SG&A	26.0%	25.7%
Operating profit	4.7%	9.5%
Net income	0.4%	4.1%

B. Operating results excluding actions

Gross profit as reported	$257,876	$344,964
Accelerated depreciation included in Cost of sales	2,498	2,558
Inventory write-off included in Cost of sales	3,088	—

Gross profit excluding actions	$263,462	$347,522

SG&A as reported	$223,238	$254,612
Spinoff-related expenses included in SG&A	(286)	—
Accelerated depreciation included in SG&A	(170)	(643)

SG&A excluding actions	$222,782	$253,969

Operating profit as reported	$15,967	$87,794
Gross profit actions	5,586	2,558
SG&A actions	456	643
Restructuring	18,671	2,558

Operating profit excluding actions	$40,680	$93,553

C. Net income excluding actions

Net income (loss) as reported	$(19,328)	$36,024
Gross profit actions	5,586	2,558
SG&A actions	456	643
Restructuring	18,671	2,558
Other expenses	3,946	—
Tax effect on actions	(6,305)	(1,382)

Net income excluding actions	$3,026	$40,401

D. EBITDA

Net income (loss)	$(19,328)	$36,024
Interest expense, net	36,800	40,394
Income tax expense (benefit)	(5,451)	11,376
Depreciation and amortization	24,050	26,264

Total EBITDA	$36,071	$114,058